Exhibit 99.3

MuniMae Completes $1.6 Billion in Production for 2003

Company Exceeds Prior Year Production by 16%

BALTIMORE (March 1, 2004) — Municipal Mortgage & Equity, LLC (NYSE: MMA), known as MuniMae, announced today that it structured approximately $1.6 billion of financing in 2003.

MuniMae Chairman and CEO Mark K. Joseph, commenting on the results, stated, “I am pleased to announce 16% growth over 2002 production levels. MuniMae continues to grow as a full service provider with over $8 billion in assets under management. As a result of the acquisition of a major tax credit syndication business last July, our equity business accounted for over 30% of total production for 2003. The contributions of this new business as well as the existing products are expected to provide the revenues necessary to position the Company to take advantage of future opportunities.”

Investment Activity Summary
Highlights of 2003 investment activity include:

	Fourth Quarter	Fiscal 2003
	Volume (in millions)	Volume (in millions)
Taxable Construction/Permanent Lending	$212.3	$602.9
Tax-exempt Bonds Construction/Permanent	209.3	408.1
Supplemental Loans	15.6	57.9
Equity Syndications/Investments	278.4	515.6

Total	$715.6	$1,584.5

2003 production activity represents approximately 197 communities and 13,106 units located throughout the United States.

Capital Activity Summary
 In the fourth quarter of 2003, the Company raised $336.0 million of tax credit equity from two new third-party investors as well as our existing partners, bringing the year-to-date total to $555.1 million in equity raised.

About Municipal Mortgage & Equity
 MuniMae and its subsidiaries originate, service and asset manage investments in multifamily debt and equity for its own account and on behalf of others. MuniMae conducts these operations through its subsidiary, MMA Financial, LLC. As of year-end 2003, assets under management totaled $8.3 billion secured by 2,144 properties containing 240,388 units in 48 states. For its proprietary accounts, MuniMae primarily holds tax-exempt multifamily housing bonds. This on-balance sheet portfolio of tax-exempt bonds is secured by 156 properties containing 36,556 units in 27 states. For a portion of these bonds, MuniMae participates in the performance of the underlying properties.

MuniMae is organized as a limited liability company. This structure allows MuniMae to combine the limited liability, governance and management characteristics of a corporation with the pass-through income features of a partnership. As a result, the tax-exempt income derived from certain investments remains tax-exempt when passed through to shareholders. Distributions to shareholders are normally declared quarterly and paid in February, May, August and November.

This press release contains statements, including those about prospective distributions and the tax-exempt nature of those distributions, that are forward looking in nature and reflect management’s current views with respect to future events and financial performance. These statements are subject to many uncertainties and risks and should not be considered guarantees of future performance. This press release does not constitute an offer to sell any securities of Municipal Mortgage & Equity, LLC.

Actual results may vary materially from projected results based on a number of factors, including the actual performance of the properties pledged as collateral for the portfolio, general conditions in the local real estate markets in which the properties are located and prevailing interest rates.

MUNIMAE: TAX-EXEMPT DISTRIBUTIONS AND GROWTH THROUGH REAL ESTATE

www.mmafin.com

Contacts
Investor Relations:
Angela Richardson, 888/788-3863